Exhibit 99
FOR IMMEDIATE RELEASE
OM GROUP ANNOUNCES RECORD RESULTS
FOR 2007 FOURTH QUARTER, FULL-YEAR
— Strong End-Market Demand, Favorable Pricing Fuel Performance —
— Company Remains “On Target” for 2010 Goals —
CLEVELAND — February 28, 2008 — OM Group, Inc. (NYSE: OMG) today announced record results for the fourth quarter and full year periods ended December 31, 2007.
Net sales for the fourth quarter of 2007 were $309.4 million, compared with $172.1 million in the corresponding period of 2006. Excluding the impact of the Borchers acquisition, which added $12.7 million in the fourth quarter of 2007, revenue grew 72 percent. Increased product selling prices, strong demand across most of the company’s end markets, and the re-sale of cobalt metal drove the increase in sales. The average cobalt reference price in the fourth quarter of 2007 was $32.68 compared with $18.66 in the 2006 period.
“We are quite pleased with the company’s financial performance in 2007,” said Joseph M. Scaminace, chairman and chief executive officer. “As was the case consistently throughout the year, we enjoyed strong customer demand for our products in nearly every end market we serve, most notably battery, chemical, powder metallurgy, and tire. Similarly, we benefited from favorable pricing for our products, which resulted in higher gross profit. And, thanks to our ongoing operational excellence initiatives, we were able to leverage operating expenses to achieve operating profit nearly five times greater than the same period last year.”
Gross profit increased to $84.2 million in the fourth quarter of 2007 versus $46.8 million in the comparable 2006 quarter. The increase was primarily attributable to a higher cobalt reference price, greater volume, and an unrealized gain on cobalt forward purchase contracts. As a percentage of net sales, gross margin was flat due to an increase in low-margin cobalt metal resale. Operating profit in the fourth quarter of 2007 was $55.5 million versus $11.8 million in the prior-year quarter.
Income from continuing operations was $46.4 million, or $1.53 per diluted share, in the fourth quarter of 2007, compared with a loss of $17.0 million, or $0.58 per diluted share, in the 2006 period. The significant increase is attributable to the higher operating profit, lower interest expense due to the redemption of the company’s long-term Notes earlier this year, higher interest income as a result of the company’s higher cash balance, and favorable foreign currency exchange gains.
Income from discontinued operations was $1.5 million in the 2007 fourth quarter, compared to income from discontinued operations in the 2006 period of $73.8 million, related primarily to the operations of the Nickel business that was sold in the first quarter of 2007.
Net income in the fourth quarter of 2007 was $48.0 million, or $1.58 per diluted share, compared to last year’s fourth quarter net income of $56.8 million, or $1.93 per diluted share. The decrease was due to the income of the discontinued Nickel business in the 2006 period.
Selling, general and administrative (SG&A) expenses fell to $28.7 million in the fourth quarter of 2007, compared with $35.0 million in the fourth quarter of 2006. Corporate expenses, a component of overall SG&A expenses, declined to $11.4 million in the 2007 fourth quarter from $12.6 million in the comparable quarter a year ago. The overall decline in SG&A was due primarily to expenses in the fourth quarter of 2006 that did not repeat in 2007 such as $4.2 million in environmental charges and $3.2 million related to the former CEO’s termination.
FULL-YEAR RESULTS
Net sales for 2007 were $1.02 billion versus $660.1 million for 2006. Income from continuing operations was $111.5 million, or $3.68 per diluted share, compared to $23.6 million, or $0.80 per diluted share, a year ago. Net income was $246.9 million, or $8.15 per diluted share, in 2007 compared with net income of $216.1 million, or $7.31 per diluted share, in 2006.
Gross profit rose to $313.2 million in 2007, compared with $184.7 million in 2006. As a percentage of net sales, gross profit increased to 31 percent from 28 percent. Operating profit increased to $196.2 million in 2007 from $75.3 million in 2006. The increases reflected higher cobalt prices and higher-priced sales of finished products manufactured with cobalt raw materials purchased at lower prices. Higher sales volumes across all three product line groupings also contributed to the more favorable 2007 results.
SG&A expenses were $117.0 million in 2007, compared with $109.4 million one year-ago. The increase was due to higher selling expenses as a result of higher net sales and SG&A expenses of the acquired businesses that were not included in full-year results for 2006.
OUTLOOK
“While the company’s record-setting financial performance is impressive, I believe it was our operational success during the year that makes 2007 a watershed year in the transformation of OM Group,” said Scaminace. “From the acquisitions of the electronics businesses of Rockwood Holdings and Borchers to our unwavering financial discipline, this is already a much different company from even one year ago. We enter 2008 with tremendous momentum, a portfolio more appropriately balanced, true financial flexibility and exciting, long-term growth opportunities before us.”
According to Scaminace, despite the mixed opinions and indicators concerning global economies, “We remain resolute that the company is on the right track. We continue to believe that our efforts will result in a company with consolidated revenues of $2 billion to $4 billion by 2010 and a ranking in the top quartile of specialty chemicals and specialty materials companies in terms of EBITDA margins and other financial metrics.”
WEBCAST INFORMATION
The company has scheduled a conference call and live audio broadcast on the Web for today at 10 a.m. (ET). Investors may access the live audio broadcast by logging on to www.omgi.com. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available on the “Investor Audio Archive” page of the company’s Web site, commencing three hours after the call.
ABOUT OM GROUP, INC.
OM Group, Inc. is a diversified global developer, producer and marketer of value-added specialty chemicals and advanced materials that are essential to complex chemical and industrial processes. Key technology-based end-use applications include affordable energy, portable power, clean air, clean water and proprietary products and services for the microelectronics industry. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s Web site at http://www.omgi.com/.
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For more information, contact: Greg Griffith vice president, strategic planning, development and investor relations, at +1-216-263-7455.
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the direction and pace of our strategic transformation, including our use of proceeds from the sale of our Nickel business on March 1, 2007 and identification of potential acquisitions; the successful integration of certain Electronics businesses of Rockwood Holdings, Inc.; the operation of our critical business facilities without interruption; the speed and sustainability of price changes in cobalt; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market price of cobalt or the selling prices of the Company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt; the risk that new or modified internal controls, implemented in response to the Company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved; the demand for metal-based specialty chemicals and products in the Company’s markets; the impact of environmental regulations on our operating facilities and the impact of new or changes to current environmental, health and safety laws on our products and their use by our customers; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; and the general level of global economic activity and demand for the Company’s products.

OM Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2007	2006
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$100,187	$282,288
Accounts receivable, less allowances	178,481	82,931
Inventories	413,434	216,492
Other current assets	64,431	30,648
Assets of discontinued operations	—	597,682

Total current assets	756,533	1,210,041

Property, plant and equipment, net	288,834	210,953
Goodwill	322,172	137,543
Notes receivable from joint venture partner, less allowances	24,179	24,179
Other non-current assets	77,492	35,508

Total assets	$1,469,210	$1,618,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$513	$493
Debt to be redeemed	—	402,520
Accounts payable	214,244	90,768
Accrued income taxes	32,040	17,497
Accrued employee costs	34,707	28,806
Other current liabilities	25,435	42,057
Liabilities of discontinued operations	—	167,148

Total current liabilities	306,939	749,289

Long-term debt	1,136	1,224
Deferred income taxes	29,645	4,118
Minority interests	52,314	43,286
Other non-current liabilities	50,790	38,228

Total stockholders’ equity	1,028,386	782,079

Total liabilities and stockholders’ equity	$1,469,210	$1,618,224

OM Group, Inc. and Subsidiaries
Condensed Statements of Consolidated Income

	Three Months Ended December 31,		For the Year Ended December 31,
(In thousands, except per share data)	2007	2006	2007	2006

Net sales	$309,367	$172,081	$1,021,501	$660,104
Cost of products sold	225,182	125,278	708,257	475,437

Gross profit	84,185	46,803	313,244	184,667
Selling, general and administrative expenses	28,733	35,000	117,009	109,408

Operating profit	55,452	11,803	196,235	75,259
Other income (expense):
Interest expense	(297)	(9,328)	(7,820)	(38,659)
Loss on redemption of Notes	—	—	(21,733)	—
Interest income	8,279	3,154	23,922	8,566
Foreign exchange gain	2,138	628	8,100	3,661
Gain on sale of investment	—	—	—	12,223
Other income (expense), net	550	(420)	(449)	(582)

	10,670	(5,966)	2,020	(14,791)

Income from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	66,122	5,837	198,255	60,468
Income tax expense	(18,596)	(20,056)	(76,311)	(30,554)
Minority partners’ share of income	(1,085)	(2,817)	(10,405)	(6,291)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	46,441	(17,036)	111,539	23,623
Discontinued operations:
Income from discontinued operations, net of tax	1,546	73,813	63,057	192,163
Gain on sale of discontinued operations, net of tax	—	—	72,270	—

Total income from discontinued operations, net of tax	1,546	73,813	135,327	192,163
Income before cumulative effect of change in accounting principle	47,987	56,777	246,866	215,786
Cumulative effect of change in accounting principle	—	—	—	287

Net income	$47,987	$56,777	$246,866	$216,073

Net income (loss) per common share — basic:
Continuing operations	$1.55	$(0.58)	$3.73	$0.80
Discontinued operations	0.05	2.51	4.52	6.55
Cumulative effect of change in accounting principle	—	—	—	0.01

Net income	$1.60	$1.93	$8.25	$7.36

Net income (loss) per common share — assuming dilution:
Continuing operations	$1.53	$(0.58)	$3.68	$0.80
Discontinued operations	0.05	2.51	4.47	6.50
Cumulative effect of change in accounting principle	—	—	—	0.01

Net income	$1.58	$1.93	$8.15	$7.31

Weighted average shares outstanding
Basic	30,040	29,480	29,937	29,362
Assuming dilution	30,397	29,480	30,276	29,578

OM Group, Inc. and Subsidiaries
Condensed Statements of Consolidated Cash Flows

	For the Year Ended December 31,
(In thousands)	2007	2006

Operating activities
Net income	$246,866	$216,073
Adjustments to reconcile net income to net cash provided by
operating activities:
Total income from discontinued operations	(135,327)	(192,163)
Loss on redemption of Notes	21,733	—
Depreciation and amortization	33,229	31,841
Other non-cash items	(17,911)	7,267
Changes in operating assets and liabilities
Accounts receivable	(38,364)	(3,879)
Inventories	(165,694)	(27,613)
Accounts payable	92,161	39,310
Other, net	4,311	24,131

Net cash provided by operating activities	41,004	94,967

Investing activities
Expenditures for property, plant and equipment	(19,357)	(14,547)
Net proceeds from the sale of the Nickel business	490,036	—
Acquisitions of businesses, net of cash acquired	(336,976)	(5,418)
Other investing activities	1,546	2,006

Net cash provided by (used for) investing activities	135,249	(17,959)

Financing activities
Payments of long-term debt	(400,000)	(17,250)
Premium for redemption of Notes	(18,500)	—
Other financing activities	11,738	11,558

Net cash used for financing activities	(406,762)	(5,692)

Effect of exchange rate changes on cash	1,440	4,569

Cash and cash equivalents
Increase (decrease) from continuing operations	(229,069)	75,885
Discontinued operations — net cash provided by operating activities	48,508	107,379
Discontinued operations — net cash used for investing activities	(1,540)	(15,594)
Balance at the beginning of the year	282,288	114,618

Balance at the end of the year	$100,187	$282,288

OM Group, Inc. and Subsidiaries
Segment Information

	Three Months Ended
	December 31,		For the Year Ended December 31,
(In thousands)	2007	2006	2007	2006

Net Sales
Specialties	$309,367	$172,081	$1,021,501	$660,104

Operating profit (loss)
Specialties	$66,896	$24,424	$232,042	$115,349
Corporate	(11,444)	(12,621)	(35,807)	(40,090)

	$55,452	$11,803	$196,235	$75,259

OM Group, Inc and Subsidiaries
Non-GAAP Financial Measure

	Three months ended		Three months ended
Amounts in thousands except per share data	Dec 31, 2007		Dec 31, 2006
	$	Diluted EPS	$	Diluted EPS

Net income as reported	$47,987	$1.58	$56,777	$1.93

Less:
Income from discontinued operations	1,546	0.05	73,813	2.51

Income from continuing operations before accounting changes — as reported	$46,441	$1.53	$(17,036)	$(0.58)

Special items:
Interest income on Notes receivable from JV partner	(3,776)	(0.12)	—	—
Tax expense related to interest income on Notes from JV partner	982	0.03	—	—
Tax expense related to repatriation of foreign cash	6,911	0.22	18,380	0.63
Environmental charges	—	—	4,200	0.14
Executive transition	—	—	3,206	0.11

Income from continuing operations before accounting changes — as adjusted for special items	$50,558	$1.66	$8,750	$0.30

Weighted average shares outstanding — diluted		30,397		29,480

	Year ended		Year ended
Amounts in thousands except per share data	Dec 31, 2007		Dec 31, 2006
	$	Diluted EPS	$	Diluted EPS

Net income as reported	$246,866	$8.15	$216,073	$7.31

Less:
Income from discontinued operations	135,327	4.47	192,163	6.50
Cumulative effect of accounting changes	—	—	287	0.01

Income from continuing operations before accounting changes — as reported	$111,539	$3.68	$23,623	$0.80

Special items:
Loss on redemption of Notes	21,733	0.72	—	—
Tax benefit related to loss on redemption of Notes	(7,607)	(0.25)	—	—
Tax expense related to repatriation of foreign cash	45,700	1.51	18,380	0.62
Interest income on Notes receivable from JV partner	(4,526)	(0.15)	—	—
Tax expense related to interest income on Notes from JV partner	1,177	0.04	—	—
Gain on sale of shares in Weda Bay Minerals, Inc.	—	—	(12,223)	(0.41)
Environmental charges	3,857	0.13	4,200	0.14
Executive transition	—	—	3,206	0.11

Income from continuing operations before accounting changes — as adjusted for special items	$171,873	$5.68	$37,186	$1.26

Weighted average shares outstanding — diluted		30,276		29,578
Use of Non-GAAP Financial Information:
“Income from continuing operations before accounting changes — as adjusted for special items” is a non-GAAP financial measure that the Company’s management has used as an important metric in evaluating the performance of the Company’s business for 2007. The above table presents a reconciliation of the Company’s GAAP results, as reported (both net income and income from continuing operations before accounting changes), to its non-GAAP results after adjusting for the special items shown. The Company believes that the non-GAAP financial measure presented in the above table facilitates a comparative assessment of the Company’s operating performance by its management. In addition, the Company believes that this non-GAAP financial measure will enhance investors’ understanding of the performance of the Company’s operations during 2007 and of the comparability of the 2007 results to the results of prior periods.